Exhibit 21.1

PHOENIX ASIA HOLDINGS LIMITED

LIST OF SUBSIDIARIES

Name of subsidiary	Jurisdiction of incorporation or origination
Phoenix (BVI) Limited	British Virgin Islands
Winfield Engineering (Hong Kong) Limited	Hong Kong